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                                                                    EXHIBIT 99.1



For more information:
Jim DeNike                                            Jill Dolgin, Pharm.D.
Corixa Corporation                                    GlaxoSmithKline
206-754-5716                                          919-483-2839
denike@corixa.com

FOR IMMEDIATE RELEASE

         CORIXA AND GLAXOSMITHKLINE PROVIDE BEXXAR(R) REGULATORY UPDATE

         FDA Confirms That Receipt of Additional BEXXAR Data Constitutes a Complete Response to March 12, 2002 Complete Review Letter

               ODAC Appearance and Return to Active Review Status
                Prompts Corixa's Withdrawal of Dispute Resolution

SEATTLE AND PHILADELPHIA, DECEMBER 2, 2002 -- Corixa Corp. (Nasdaq: CRXA) and GlaxoSmithKline (NYSE: GSK) today announced that the U.S. Food and Drug Administration (FDA) has determined that additional BEXXAR(R) (tositumomab, iodine I-131 tositumomab) safety data submitted in March 2002 and submission of a response in October 2002 to the agency's complete review letter from March 2002 constitute a complete response to the questions and issues raised by the FDA in its most recent complete review letter. The FDA has further confirmed that the data submitted constitute substantial new information addressing prior concerns and now the agency chooses to take the data on BEXXAR to the Oncologic Drugs Advisory Committee (ODAC) for advice regarding approval.

The FDA also confirmed that the BEXXAR BLA has been returned to active review status. The new Prescription Drug User Fee Act (PDUFA) goal date for the FDA to complete its review of all materials regarding BEXXAR is May 2, 2003.

Corixa and GlaxoSmithKline announced earlier this month that BEXXAR safety and efficacy data will be presented to ODAC on December 17, 2002. Corixa is seeking approval of BEXXAR therapy for the treatment of relapsed or refractory low-grade or transformed low-grade non-Hodgkin's lymphoma. In addition, Corixa is seeking registration for use of BEXXAR in low-grade non-Hodgkin's lymphoma patients who do not respond or progress following rituximab therapy.

On May 31, 2002, Corixa filed a request for formal dispute resolution, appealing the position articulated by the FDA on the approval status of BEXXAR in its complete review letter dated March 12, 2002. On June 26, 2002 the FDA granted Corixa's appeal, paving the way for presentation of safety and efficacy data before ODAC. Since that time Corixa has provided the agency with additional safety and efficacy analyses in response to questions in the complete review letter as well as questions that arose during further analysis by FDA review staff. As a result of the scheduling of the ODAC meeting, the return of the BEXXAR BLA to active review status and the FDA's stance regarding the suitability of the BEXXAR safety and efficacy data for presentation to ODAC, Corixa has chosen to withdraw its prior request for formal dispute resolution.



                                     -MORE-

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"We are pleased to have received notification from FDA of the return of the
BEXXAR BLA to active review status. We have worked closely with FDA review staff for the past several months and have provided prompt responses to multiple inquiries arising as a result of FDA's continuing review. We are looking forward to presentation of safety and efficacy data for BEXXAR at the December 17 meeting of ODAC," stated Steven Gillis, Ph.D., chairman and chief executive officer at Corixa. "We continue to believe that BEXXAR can be approved on the basis of safety and efficacy data submitted in our BLA including our replies to FDA complete review letters. These data now include the durability of response seen in a significant percentage of treated patients."

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa's Web site at www.corixa.com.

ABOUT GLAXOSMITHKLINE

GlaxoSmithKline (NYSE: GSK), one of the world's leading research-based pharmaceutical and healthcare companies, is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit www.gsk.com.

CORIXA FORWARD LOOKING STATEMENTS

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements, including statements regarding the potential regulatory approval of our product candidate, BEXXAR. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, the failure of FDA to approve the commercial sale of BEXXAR on a timely basis, if at all, and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in Corixa's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, copies of which are available from Corixa's investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GLAXOSMITHKLINE FORWARD-LOOKING STATEMENT

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group's operations are described under Risk Factors in the Operating and Financial Review and Prospects in the Company's Annual Report on Form 20-F for 2001, filed with the US Securities and Exchange Commission

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